Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-169533 on Form S-11 of our report dated May 26, 2011, except for Notes 1, 2 and 3, as to which the date is August 29, 2011, relating to the consolidated balance sheet of Cole Credit Property Trust IV, Inc. (formerly Cole Advisor Retail Income REIT, Inc.) and subsidiary appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Phoenix, Arizona
August 29, 2011